Exhibit 99.1

Press Release

Pitney Bowes Expands Capabilities in Growing Ecommerce and
Parcel Services Space with Acquisition of Newgistics, Inc.

Acquisition augmented by organic expansion of
presort and parcel services for enterprises and SMB

STAMFORD, CT, September, 6 2017 – Pitney Bowes (NYSE:PBI), a global technology company that provides innovative products and solutions to power commerce, today announced that it has signed a definitive agreement to acquire Newgistics, Inc. (Newgistics), an Austin, Texas-based provider of parcel delivery, returns, fulfillment and digital commerce solutions for retailers and ecommerce brands. The acquisition will accelerate Pitney Bowes’ expansion into the U.S. domestic parcels market at scale, enabling the company to deliver a broader range of consumer-focused ecommerce and parcel management solutions to retailers, small and medium businesses, and enterprise clients.  This transaction is consistent with the company’s capital allocation practice to prioritize investments to optimize long-term shareholder value.

“Newgistics fits uniquely at the intersection of our parcel growth strategies and will accelerate the overall transformation of Pitney Bowes,” said Marc B. Lautenbach, President and Chief Executive Officer, Pitney Bowes. “This acquisition – combined with recent innovations in mailing and shipping for SMB clients, organic growth of our Global Ecommerce business, and expansion of our presort and parcel services network – definitively anchors Pitney Bowes in a growing space and vastly increases the value we can deliver for our clients.”

Under the terms of the definitive agreement, Pitney Bowes will purchase all shares of the privately held company for approximately $475 million. The acquisition of Newgistics meets all of financial criteria for acquisitions that the Company has previously presented.  The transaction is expected to close by late third or early fourth quarter subject to customary closing conditions. It is Pitney Bowes’ intention to continue to operate the businesses as independent units through the remainder of 2017 and into the first quarter of 2018 to avoid any disruptions during the busy holiday shipping season.

Newgistics, best known for its returns-processing capabilities, provides a range of ecommerce solutions on behalf of nearly 500 retail clients. It is a workshare partner of the United States Postal Service (USPS®) and processes nearly 100 million parcels annually, including more than 50 percent of all Parcel Returns Select packages shipped through the USPS. It’s parcel services and ecommerce logistics network includes nine operating centers and an asset-light national transportation network of more than 50 partners.

“We’re excited about joining the Pitney Bowes team,” said Todd Everett, CEO, Newgistics. “Pitney Bowes is a company that shares our values – a company we can trust with our reputation, our clients and our employees. By adding our capabilities, Pitney Bowes will deliver even more value and a broader range of ecommerce and shipping solutions to our collective client base.”

Newgistics adds to Pitney Bowes’ growing list of physical and digital ecommerce and parcel services capabilities, including:

●	a national network of Presort Services Operating Centers, which processes more than 15 billion letters and parcels annually;
●	the industry’s most proven, capable and scalable end-to-end Global Ecommerce solution that can handle all facets of enterprise retail cross-border expansion; and
●
a nearly 100-year old relationship with the USPS, including the USPS’s largest national workshare partnership and technology integrations that have enabled new innovations like SendPro C-Series, the next generation office sending solution for SMBs.

In addition to the acquisition of Newgistics, Pitney Bowes today announced the opening of a new Presort Services Operating Center in Huntington Beach, California that will further expand its entry into the U.S. domestic parcels space. This will be the second high-speed parcel sortation center in the Pitney Bowes Presort Services network. Another center is located in San Francisco.

“Shipping will drive the next phase of our transformation. Parcel volume has increased 48 percent globally over the past two years and is expected to grow another 17 to 28 percent between 2017 and 2021. Today’s announcement of the SendPro C-Series family of products and shipping solutions, combined with the acquisition of Newgistics, and the expansion of our parcel services business strengthens our presence in the shipping and sending market,” said Lautenbach.

About Newgistics, Inc.
Newgistics helps retailers and brands grow with seamless, omni-channel solutions that span the physical and digital sides of commerce. Its offerings, which include digital commerce development, deep analytics, relationship management, systems integration, fulfillment, parcel delivery and returns management, provide retailers and brands with a modern approach to enriching the customer journey. Its flagship digital commerce platform, ncommerce, fuses proven technology for retail environments into a stable, modern and infinitely scalable platform. From device to doorstep, Newgistics helps retailers and brands outpace the competition like no other service provider. For more information, please visit www.newgistics.com.

About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global technology company powering billions of transactions – physical and digital – in the connected and borderless world of commerce. Clients around the world, including 90 percent of the Fortune 500, rely on products, solutions, services and data from Pitney Bowes in the areas of customer information management, location intelligence, customer engagement, shipping, mailing, and global ecommerce. And with the innovative Pitney Bowes Commerce Cloud, clients can access the broad range of Pitney Bowes solutions, analytics, and APIs to drive commerce. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.
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Contact:
Bill Hughes
Chief Communications Officer
Pitney Bowes
(203) 351 6785
William.Hughes@pb.com